August 2, 1994



Mr. John R. Alm
Senior Vice President and
  Chief Financial Officer
Coca-Cola Enterprises Inc.
Atlanta, Georgia


Dear Sir:

Note D of the Notes to Condensed Consolidated Financial Statements of Coca-Cola Enterprises Inc. included in its Quarterly Report on Form 10-Q for the quarter ended July 1, 1994, describes a change in the method of accounting for inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method.
You have advised us that you believe the change is to a preferable method in your circumstances because: (1) it will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in the industry and to the principal method of the Company's largest shareholder; (2) differences between the results under LIFO or FIFO accounting methods are not material to the historical results of operations of the Company, and the differences are not expected to be material in the future based on the manner in which the Company currently operates; and (3) the change to FIFO will allow the Company to reduce the costs incurred in administering the current LIFO system and avoid the expenditure of future costs to design and implement a LIFO cost accounting system in connection with the current modification and upgrade of the Company's management information system.

There are no authoritative criteria for determining a "preferable" method of costing inventories based on the particular circumstances; however, we conclude that the change in the method of accounting for inventories from LIFO to FIFO is an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1993, and therefore we do not express any opinion on any financial statements of Coca-Cola Enterprises Inc. subsequent to that date.


                                        Very truly yours,



                                        Ernst & Young LLP /S/
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